Exhibit 99.1

Press Release & Investor Call

Acorn’s Q2 EPS of $0.12 Reflects Increasing High-Margin, Recurring Monitoring Revenue; Growth Initiatives Include New Generator Partnership and OMNI360 Launch

Wilmington, DE – August 6, 2026 – Acorn Energy, Inc. (Nasdaq: ACFN), a provider of remote monitoring and control solutions for generators, gas pipelines, cell tower campuses and other critical infrastructure, announced results for its 2026 second quarter (Q2’26) and six months (6M’26) ended June 30, 2026. Acorn will hold an investor call today at 11am ET (details below).

Summary Financial Results (1)
($000s except per share data)	Q2’26	Q2’25	Change	6M’26	6M’25	Change
Monitoring revenue	$1,425	$1,320	+8.0%	$2,842	$2,589	+9.8%
Hardware revenue	$1,064	$2,205	-51.7%	$1,874	$4,034	-53.5%
Total revenue	$2,489	$3,525	-29.4%	$4,716	$6,623	-28.8%
Gross margin	82.4%	74.9%	+750 bps	81.3%	75.0%	+630 bps
Net income to stockholders	$294	$720	-59.2%	$217	$1,184	-81.7%
Net income per diluted share	$0.12	$0.28	-57.1%	$0.09	$0.47	-80.9%

(1) All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix™, LLC.

CEO Commentary

Jan Loeb, Acorn’s CEO, said, “Q2 results showed continued strength in high-margin, recurring monitoring revenue from a growing base of monitored endpoints, offset by lower hardware revenue, primarily due to the timing of deployments for a national cell phone provider initiated in late 2024. Hardware revenue from the customer was $263,000 in Q2’26, compared to $1,338,000 in Q2’25.

“Supporting our long-term growth prospects in the residential market is a new partnership agreement with Champion Power Equipment which makes OmniMetrix remote monitoring and control the standard monitoring option on Champion’s aXis and fleX home standby generators. Champion is one of the fastest-growing generator brands in the industry, with a strong position in the residential market. It’s a significant opportunity for us that should begin to positively impact our results in the current quarter.

“Earlier this year, we secured North American rights to a comprehensive suite of remote monitoring solutions with AI-driven insights for telecommunication towers, energy sites, and data centers and formed an Infrastructure Solutions reporting segment for this business. Following several months of development, customization and product enhancements, we formally launched the segment’s first product – OMNI360, which delivers remote monitoring and control solutions for a wide range of critical functions at cell tower campuses.

“OMNI360 is an all-in-one site level management system offered in three different tiers of varying scope with 24/7 network operations center (NOC) support. Capabilities include monitoring/management of environmental changes (temperature, humidity, HVAC control, smoke detection, flood sensors); campus security (AI cameras, site access and intrusion sensing, two-way audio and live incident response); power monitoring and management solutions (fuel sensing and usage prediction, commercial power automatic transfer switch, battery health, transformer temperature, voltage/current imbalance detection); plus smart energy and cooling optimization.

“We are very excited about OMNI360’s potential and are actively working to introduce the product suite across the telecom industry. Given the breadth of the solution, its expanded capabilities and the large size of prospective customers, we anticipate a longer sales cycle but hope to be surprised. Accordingly, it’s too early to provide visibility on the timing of potential revenue opportunities for the OMNI360 suite.

“We also remain active in pursuing complementary strategic M&A opportunities that are accretive to revenue and earnings, where the challenge has been finding the right opportunity on terms that can create value for shareholders. With the significant hardware revenue contributions from our large national cell phone provider now cycled through our year-ago comparison periods, we expect more favorable revenue comparisons moving forward. These factors combined with our growth initiatives should enable us to bring our top-line growth more in line with our three- to five-year target of 20% average annual growth in coming quarters.”

Financial Review

Q2’26 revenue decreased 29.4% to $2,489,000 versus $3,525,000 in Q2’25, primarily due to a $1,141,000 decrease in hardware revenue –– as the prior-year period included significantly more hardware revenue under our material cell phone provider contract noted above. We received $263,000 of hardware revenue and $147,000 of monitoring revenue from the provider in Q2’26, as compared to $1,338,000 of hardware revenue and $102,000 of monitoring revenue in Q2’25. Total monitoring revenue, which is amortized over a service period of typically one year, grew 8.0% to $1,425,000 in Q2’26, reflecting continued growth in monitored endpoints. For the first six months of 2026, total revenue was $4,716,000 vs. $6,623,000 in 6M’25, also reflecting steady growth in monitoring revenue offset by variability in hardware revenue, principally related to large shipments under the material contract in the year-ago period.

Q2’26 gross profit was $2,050,000, reflecting 82.4% gross margin, compared to gross profit of $2,639,000 and gross margin of 74.9% in Q2’25. The margin improvement was principally driven by a greater portion of monitoring revenue, with a 95.6% gross margin in Q2’26 and a 94.6% gross margin in Q2’25, as a percentage of total revenue.

Operating expenses decreased 1.0% to $1,675,000 in Q2’26 versus $1,692,000 in Q2’25, due a $26,000 decrease in research and development (R&D) expense, offset by a $9,000 increase in selling, general and administrative (SG&A) expense. The slight increase in SG&A reflected higher stock-based compensation and personnel expenses, offset by lower commissions related to lower hardware sales. Lower R&D expense primarily reflected the tailing-off of investment related to the completion of Omni and OmniPro product development in 2025, prior to the commencement of our next product initiative.

Lower revenue, partially offset by slightly lower operating expenses, resulted in Q2’26 net income attributable to Acorn stockholders of $294,000, or $0.12 per diluted share, compared to net income of $720,000, or $0.28 per diluted share, in Q2’25. Q2’26 included $99,000 of non-cash, stock-based compensation expense vs. $32,000 in Q2’25. Net income to attributable to Acorn stockholders in the 6M’26 period was $217,000, or $0.09 per diluted share, as compared to $1,184,000, or $0.47 per diluted share, in 6M’25. Net income in 6M’26 included $296,000 of non-cash, stock-based compensation expense vs. $93,000 in 6M’25.

Liquidity and Cash Flow

Excluding deferred revenue of $2,722,000, which has no impact on future cash flow, net working capital was $6,410,000 at June 30, 2026 versus $6,254,000 at December 31, 2025. This included cash of $4,478,000 at June 30, 2026 versus $4,454,000 at year-end 2025.

Through the first half of 2026, Acorn generated $277,000 of cash from operating activities, used $263,000 for investing activities (including $250,000 in Q1 related to the new OMNI360 solutions suite), and received $10,000 from financing activities related to the exercise of stock options––for a net increase in cash of $24,000.

Investor Call Details

Date / Time:	Thursday, August 6th at 11:00 AM ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Replay & Transcript:	Posted to Investor Relations page of Acorn’s website when available.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn’s 99%-owned OmniMetrix subsidiary is a pioneer and leader in wireless remote monitoring and control solutions, for critical infrastructure assets including standby generators, cell towers, gas pipelines, data centers, and utility networks. OmniMetrix has also recently launched a product line that provides cutting-edge infrastructure security solutions for cell towers, data centers and utility networks. OmniMetrix serves tens of thousands of commercial and residential endpoints, including over 25 Fortune/Global 500 companies in sectors including telecom, manufacturing, healthcare, data centers, retail, public transportation, energy distribution and government facilities, as well as residential customers through generator dealers.

OmniMetrix’s industry-leading, cost-effective solutions make critical systems more reliable, provide security, and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2026	2025	2026	2025

Revenue	$4,716	$6,623	$2,489	$3,525
COGS	881	1,658	439	886
Gross profit	3,835	4,965	2,050	2,639
Operating expenses:
Research and development (R&D) expenses	494	556	239	265
Selling, general and administrative (SG&A) expenses	3,095	2,858	1,436	1,427
Total operating expenses	3,589	3,414	1,675	1,692
Operating income	246	1,551	375	947
Interest income, net	63	51	32	27
Income before income taxes	309	1,602	407	974
Provision for income taxes	80	396	105	242
Net income	229	1,206	302	732
Non-controlling interest share of income	(12)	(22)	(8)	(12)
Net income attributable to Acorn Energy, Inc. stockholders	$217	$1,184	$294	$720

Net income per share attributable to Acorn Energy, Inc stockholders – basic and diluted
Basic	$0.09	$0.48	$0.12	$0.29
Diluted	$0.09	$0.47	$0.12	$0.28
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted
Basic	2,506	2,492	2,508	2,493
Diluted	2,540	2,534	2,540	2,534

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2026	As of December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash	$4,478	$4,454
Accounts receivable, net	1,068	887
Inventory	1,127	1,254
Other current assets	303	267
State income tax receivable	—	21
Deferred cost of goods sold (COGS)	2	70
Total current assets	6,978	6,953
Property and equipment, net	338	383
Intangibles, net	253	17
Right-of-use assets, net	879	963
Other assets	107	119
Deferred tax assets	4,833	4,899
Total assets	$13,388	$13,334
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$198	$306
Accrued expenses	154	171
Deferred revenue	2,722	3,097
Current operating lease liabilities	168	158
Other current liabilities	45	46
State income tax payable	3	18
Total current liabilities	3,290	3,796
Long-term liabilities:
Deferred revenue	430	312
Noncurrent operating lease liabilities	791	884
Other long-term liabilities	28	26
Total liabilities	4,539	5,018
Commitments and contingencies
Equity:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: Authorized - 42,000,000 shares; issued - 2,560,709 at June 30, 2026 and 2,555,717 at December 31, 2025; outstanding - 2,509,618 at June 30, 2026 and 2,504,626 at December 31, 2025	25	25
Additional paid-in capital	103,927	103,621
Accumulated stockholders’ deficit	(92,127)	(92,344)
Treasury stock, at cost – 51,091 shares at June 30, 2026 and December 31, 2025	(3,052)	(3,052)
Total Acorn Energy, Inc. stockholders’ equity	8,773	8,250
Non-controlling interests	76	66
Total equity	8,849	8,316
Total liabilities and equity	$13,388	$13,334

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Six months ended June 30,
	2026	2025
Cash flows provided by operating activities:
Net income	$229	$1,206
Depreciation and amortization	72	56
Deferred income tax expense	66	320
Decrease in the provision for credit losses	(1)	—
Impairment of inventory	2	4
Non-cash lease expense	115	66
Stock-based compensation	296	93
Change in operating assets and liabilities:
Increase in accounts receivable	(180)	(207)
Decrease (increase) in inventory	125	(521)
Decrease in deferred COGS	68	251
(Increase) decrease in other current assets and other assets	(24)	35
Decrease in state income tax receivable	21	10
Decrease in deferred revenue	(257)	(564)
Decrease in operating lease liability	(114)	(65)
(Decrease) increase in state income tax payable	(15)	27
(Decrease) increase in accounts payable, accrued expenses, other current liabilities and non-current liabilities	(126)	189
Net cash provided by operating activities	277	900

Cash flows used in investing activities:
Equipment, furniture and trade show booth purchases	(5)	(7)
Payment for exclusive distribution and commercialization rights	(250)	—
Patents	—	(1)
Investments in technology	(8)	(9)
Leasehold improvements	—	(4)
Net cash used in investing activities	(263)	(21)

Cash flows provided by financing activities:
Stock option exercise proceeds	10	48
Net cash provided by financing activities	10	48

Net increase in cash	24	927
Cash at the beginning of the period	4,454	2,326
Cash at the end of the period	$4,478	$3,253

Supplemental cash flow information:
Cash paid during the year for:
Income taxes	$13	$34
Non-cash investing and financing activities:
Right-of-use assets	$—	$1,025
Operating lease liability	—	1,025
Accrued preferred dividends to former CEO of OmniMetrix	$2	$2